Exhibit 99.1
NEWS RELEASE

Contact:	Jennifer Chmieleski
Vice President and Controller
(978) 206-8220
Jenniferc@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES SECOND QUARTER RESULTS
$0.17 DIVIDEND DECLARED
Acton, Massachusetts, July 28, 2008 — Psychemedics Corporation (AMEX:PMD) today announced second quarter financial results for the period ended June 30, 2008. The Company also announced a quarterly dividend of $0.17 per share payable to shareholders of record as of September 5, 2008 to be paid on September 19, 2008. This will be the Company’s 48th consecutive quarterly dividend.
The Company’s second quarter revenue was $6.2 million, down 4% as compared to $6.5 million in the second quarter of 2007. Net income was $1.0 million or $0.20 per diluted share, down 23% from $1.3 million or $0.25 per share for the same period in 2007. The Company’s revenue for the six months ended June 30, 2008 was $11.9 million, down 2% as compared to $12.2 million for the comparable period of 2007. Net income for the six months ended June 30, 2008 was $1.9 million or $0.36 per diluted share, a decrease of 19% over the comparable period last year during which the Company earned $2.4 million or $0.45 per share.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “The jobs market remains a challenge, as the economy continues to see significant job losses through June — in fact, six months of declines in a row. However, our revenues were off only slightly due to the fact that we continue to add new clients, thereby offsetting the weakness in hiring.”
Kubacki continued, “We continue to make the investments in our sales and marketing in order to capitalize on significant future growth opportunities. This increased expense, as well as an increase in our legal expenses as compared to the same period last year, have caused our net income to be below our historic levels. However, despite these investments, we continue to report strong margins and strong earnings in a tough economic environment.”

Kubacki concluded, “The Company continues to have a strong balance sheet with approximately $9.5 million of cash and investments and no long-term debt. We continue to stay focused and we remain confident in our future growth. Therefore, we are declaring our 48th consecutive quarterly dividend. This dividend demonstrates our Directors’ confidence in the future and continued commitment to rewarding shareholders as we move forward.”
On March 17, 2008, the Company announced the authorization of a 250,000 share stock repurchase program.
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Summary
•	Revenue for the second quarter of $6.2 million, down 4% from the prior year quarter

•	Revenue for the six month period of $11.9 million, down 2% from the prior year period

•	Pretax income for the second quarter of $1.7 million, down 22% from the prior year quarter

•	Pretax income for the six month period of $3.2 million, down 18% from the prior year period

•	Net income for the second quarter of $1.0 million, or $0.20 per diluted share, down 23% from the prior year quarter

•	Net income for the six month period of $1.9 million, or $0.36 per diluted share, down 19% from the prior year period
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
(in thousands, except per share amounts)
UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$6,211	$6,497	$11,920	$12,214
Cost of revenue	2,435	2,387	4,822	4,842

Gross profit	3,776	4,110	7,098	7,372

Expenses:
General and administrative	1,095	1,029	2,117	1,861
Marketing and selling	902	807	1,701	1,512
Research and development	120	161	238	256

	2,117	1,997	4,056	3,629

Operating income	1,659	2,113	3,042	3,743

Interest income	73	101	185	197

Income before income taxes	1,732	2,214	3,227	3,940

Provision for income taxes	699	882	1,304	1,573

Net income	$1,033	$1,332	$1,923	$2,367

Basic net income per share	$0.20	$0.26	$0.37	$0.46

Diluted net income per share	$0.20	$0.25	$0.36	$0.45

Dividends declared per share	$0.17	$0.15	$0.32	$0.275

Weighted average common shares outstanding, basic	5,224	5,172	5,222	5,191

Weighted average common shares outstanding, diluted	5,279	5,237	5,277	5,260

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
(in thousands, except per share amounts)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,118	$6,097
Short-term investments	200	3,875
Accounts receivable, net of allowance for doubtful accounts of $238 in 2008 and $235 in 2007	3,876	3,555
Prepaid expenses and other current assets	955	499
Deferred tax assets	491	429

Total current assets	12,640	14,455

Property and equipment
Equipment and leasehold improvements, at cost	10,838	10,793
Less — Accumulated depreciation and amortization	(10,143)	(9,977)

	695	816
Deferred tax asset	231	231
Long-term investments	2,200	—
Other assets	77	59

Total assets	$15,843	$15,561

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$583	$489
Accrued expenses	965	951
Deferred revenue	193	243

Total current liabilities	1,741	1,683

Shareholders’ equity:
Preferred stock, $0.005 par value; 873 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.005 par value; 50,000 shares authorized, 5,843 shares issued in 2008 and 5,812 shares issued in 2007	29	29
Paid-in capital	26,897	26,540
Less — Treasury stock, at cost, 610 shares in 2008 and 586 shares in 2007	(9,545)	(9,164)
Accumulated deficit	(3,279)	(3,527)

Total shareholders’ equity	14,102	13,878

Total liabilities and shareholders’ equity	$15,843	$15,561